Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-122582 pertaining to the Nalco Holding Company 2004 Stock Incentive Plan of our report dated February 4, 2005, with respect to the consolidated financial statements and schedules of Nalco Holding Company included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
March 24, 2005